Exhibit 99.1

Polycom, Inc.
Condensed Consolidated Financial Statements (Unaudited)
As of June 30, 2018, and for the six months ended June 30, 2018 and 2017

POLYCOM, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2018, and for the six months ended June 30, 2018 and 2017

POLYCOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$80,139	$86,005
Trade receivables, net	122,101	134,622
Inventories	82,556	71,293
Prepaid expenses and other current assets	30,789	29,683
Total current assets	$315,585	$321,603
Property and equipment, net	54,993	61,705
Goodwill	478,652	502,809
Purchased intangibles, net	8,486	918
Deferred taxes	60,109	64,878
Other assets	17,026	18,481
Total assets	$934,851	$970,394
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$79,640	$68,042
Accrued payroll and related liabilities	38,213	54,478
Income taxes payable	2,998	4,929
Deferred revenue	178,145	172,538
Current portion of long-term debt	65,749	11,736
Other accrued liabilities	107,754	69,073
Total current liabilities	$472,499	$380,796
Long-term deferred revenue	82,272	82,800
Income taxes payable	9,064	9,072
Long-term debt	657,661	694,854
Other non-current liabilities	16,263	75,438
Total liabilities	$1,237,759	$1,242,960
Commitments and contingencies (Note 11)
Stockholders' deficit
Common stock, $0.001 par value; authorized: 101,000 shares; issued and outstanding: 100,100 shares at June 30, 2018 and December 31, 2017	$—	$—
Additional paid-in capital	138,394	138,394
Accumulated deficit	(438,587)	(409,089)
Accumulated other comprehensive income (loss)	(2,715)	(1,871)
Total stockholders' deficit	$(302,908)	$(272,566)
Total liabilities and stockholders' deficit	$934,851	$970,394

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

POLYCOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2018	2017
Revenues
Product revenues	$390,593	$389,403
Service revenues	159,745	160,011
Total revenues	550,338	549,414
Cost of revenues
Cost of product revenues	178,034	180,726
Cost of service revenues	57,135	58,114
Total cost of revenues	235,169	238,840
Gross profit	315,169	310,574
Operating expenses
Sales and marketing	134,889	133,145
Research and development	73,107	67,539
General and administrative	33,851	34,340
Amortization of goodwill	28,216	28,010
(Gain) loss, net from litigation and other settlements	42,636	363
Amortization of purchased intangibles	567	4,006
Restructuring costs	1,693	5,211
Transaction-related costs	11,505	2,816
Total operating expenses	326,464	275,430
Operating income (loss)	(11,295)	35,144
Interest and other income (expense), net
Interest expense	(43,084)	(39,555)
Other income (expense), net	12,690	(33,802)
Interest and other income (expense), net	(30,394)	(73,357)
Loss before provision for income taxes	(41,689)	(38,213)
Provision for income taxes	(12,192)	5,149
Net loss	$(29,497)	$(43,362)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

POLYCOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2018	2017
Net loss	$(29,497)	$(43,362)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(844)	1,550
Gains/losses on hedging securities:
Net losses reclassified into earnings for revenue hedges	—	151
Net losses reclassified into earnings for expense hedges	—	288
Net gains (losses) on hedging securities	—	439
Other comprehensive income	(844)	1,989
Comprehensive loss	$(30,341)	$(41,373)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

POLYCOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(29,497)	$(43,362)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,512	19,649
Amortization of goodwill	28,216	28,010
Amortization of purchased intangibles	567	4,006
Amortization of capitalized software development costs for products to be sold	1,921	2,273
Amortization of debt issuance costs	6,700	6,478
Write-down of excess and obsolete inventories	5,936	6,919
(Gain) Loss on disposal of property and equipment	409	1,062
Unrealized loss on mark-to-market of derivative	9,924	—
Realized loss on cash flow hedges	5,865	36,860
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	12,612	(930)
Inventories	(15,050)	(1,920)
Deferred taxes	2,551	(13,255)
Prepaid expenses and other assets	(584)	(625)
Accounts payable	9,905	(19,693)
Taxes payable	(2,517)	10,955
Other accrued liabilities and deferred revenue	(30,899)	(6,945)
Net cash provided by operating activities	22,571	29,482
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,338)	(8,920)
Capitalized software development costs for products to be sold	(1,708)	(1,606)
Net cash used in investing activities	(10,046)	(10,526)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt, net of debt issuance costs	44,200	—
Payments on debt	(34,432)	—
Issuance costs related to loans	—	(7,847)
Premium on call option	(5,865)	—
Repayment of cross currencies swap	(44,114)	—
Proceeds from prepaid acquisition consideration	33,550	—
Payment of the accrued consideration to dissenting shareholders	(11,791)	(60,375)
Net cash used in financing activities	(18,452)	(68,222)
Effect of exchange rate changes on cash and cash equivalents	61	(362)
Net decrease in cash and cash equivalents	(5,866)	(49,628)
Cash and cash equivalents, beginning of period	86,005	100,075
Cash and cash equivalents, end of period	$80,139	$50,447

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$30,854	$35,266
Cash paid for income taxes	$3,561	$2,833

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

POLYCOM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation

Principles of Accounting and Consolidation

The accompanying unaudited financial statements, consisting of the Condensed Consolidated Balance Sheet as of June 30, 2018 and the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Comprehensive Loss, and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2018 and 2017, have been prepared in accordance with U.S. Generally Accepted Accounting Principles "GAAP" and Polycom's significant accounting policies (refer to footnote 2 below) prior to the acquisition on July 2, 2018, and further adjusted in accordance with U.S. GAAP for certain subsequent events occurring after the balance sheet date of June 30, 2018. In addition, the Condensed Consolidated Balance Sheet at December 31, 2017 has been derived from the audited consolidated financial statements as of that date. Accordingly, these Condensed Consolidated Financial Statements do not include all of the information and Notes typically found in the audited consolidated financial statements and notes thereto.

The accompanying interim condensed consolidated financial statements have not been reviewed by an independent accountant, as would be required before such financial statements could be included in a quarterly report on Form 10-Q.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and operating results for the six months ended June 30, 2018 and are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.

The Condensed Consolidated Financial Statements include the accounts of Polycom, Inc. (“Polycom” or “the Company”) and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Acquisition by Plantronics, Inc.

On July 2, 2018, Plantronics, Inc. ("Plantronics") completed its acquisition of all the Company's issued and outstanding shares of capital stock of Polycom for approximately $2.2 billion in stock and cash. The Acquisition was consummated in accordance with the terms and conditions of the Stock Purchase Agreement (the “Purchase Agreement”), dated March 28, 2018, among Plantronics, Triangle Private Holdings II, LLC (“Triangle”), and the Company.

2. Summary of Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies for the six months ended June 30, 2018, as compared to those disclosed in the Company’s annual financial statements for the year ended December 31, 2017.

Recent Accounting Pronouncements

In June 2016, the FASB issued guidance regarding the measurement of credit losses on financial instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. The guidance is effective for the Company's fiscal year ending March 31, 2021 with early adoption permitted beginning in the first quarter of Fiscal Year 2020. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements and related disclosures.

In February 2018, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act, thereby improving the usefulness of information reported to financial statement users. The update also requires certain disclosures about stranded tax effects. The standard is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company has estimated and recorded the effect of the Tax Cuts and Jobs Act on its financial statements at December 31, 2017 and June 30, 2018 and its position is subject to remeasurement before December 31, 2018. The Company is evaluating the impact of the reclass from AOCI on its consolidated financial statements and disclosures.

In January 2017, the FASB issued an accounting standard update that clarifies the definition of a business to help companies evaluate whether acquisition or disposal transactions should be accounted for as asset groups or as businesses. The standard will be effective for the Company starting on January 1, 2019. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements and disclosures.

In October 2016, the FASB issued an accounting standard update which improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The standard will be effective for the Company starting on January 1, 2019. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In August 2016, the FASB issued an accounting standard update which amends the current guidance for the classification of certain receipts and cash payments on the statement of cash flows. The standard will be effective for the Company starting on January 1, 2019. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In February 2016, the FASB issued an accounting standard update which requires a lessee to generally recognize a right-of-use asset and a lease liability on the balance sheet. The standard will be effective January 1, 2020, Early adoption is permitted. The standard will be applied using a modified retrospective approach. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09") which supersedes the revenue recognition requirements under Accounting Standard Codification ("ASC") 605, Revenue Recognition. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the new model, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard requires reporting companies to disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard will become effective for the Company on January 1, 2019. The Company will adopt Topic 606 utilizing the modified retrospective transition method, which recognizes the cumulative effect of initially applying Topic 606 as an adjustment to retained earnings at the adoption date.

The Company is in the process of establishing new accounting policies, implementing systems, processes, and internal controls necessary to support the requirements of the standard. The Company has completed its preliminary assessment of the financial statement impact of the new standard, and will continue to update that assessment during the implementation phase as information becomes available. The Company expects that the standard will not have a material impact on total revenues in the year of adoption as it will primarily impact revenue recognition for its software arrangements.

The standard will require incremental contract acquisition costs, such as sales commissions for customer contracts to be capitalized, and amortized if certain criteria are met. The Company’s current policy is to expense these costs as incurred. The Company is in the process of evaluating the potential effects on capitalization of these costs.

3. Acquisition of Obihai

On January 29, 2018, the Company acquired all the issued and outstanding capital stock of Obihai Technology, Inc. (“Obihai”), a San Jose-based development company of software and hardware for VOIP audio solutions for approximately $15.1 million.

The Company expects that the Obihai software and development team will enable more rapid product customization and broader appeal to service provider customers, enabling increased revenue growth of the Company’s voice telephony business.

The Company is required to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values. The fair value assigned to the purchased intangibles acquired is determined using the income approach, which discounts expected future cash flows to present value using estimates and assumptions determined by management. As the consideration transferred exceeds the fair value of the net assets acquired, the Company has recorded goodwill on the acquisition, which will be amortized over 10 years in accordance with the simplified goodwill accounting alternative made available by the FASB for private companies, and adopted by the Company effective January 1, 2017. Goodwill is primarily attributable to the planned growth in new markets and synergies expected to be achieved from the combined operations of the Company and Obihai. As of June 30, 2018, finalization of the total consideration is pending the approval of adjustments to the Obihai net working capital on close of the transaction. Consequently, the Company has not finalized the fair values of assets acquired and liabilities assumed, and the fair value estimates set forth below are subject to adjustment during the measurement period. Additional information that existed as of the acquisition date may become known to the Company during the remainder of the measurement period. This period is not to exceed 12 months from the acquisition date.

A summary of the preliminary purchase price and allocation of the purchase price (in thousands) as of January 29, 2018 is as follows:

Consideration:	June 30, 2018
Total Consideration	$15,105

Fair value of assets acquired and liabilities assumed:
Cash	$3,814
Other current and non-current assets	2,475
Goodwill	4,111
Purchased intangibles (a)	8,134
Accounts payable	(552)
Short-term taxes payable	(589)
Other current and non-current liabilities	(144)
Long-term deferred tax liability	(2,144)
Total fair value of assets acquired and liabilities assumed	$15,105

(a)
Purchased intangible assets consist of developed technology ($7.2 million), trade name ($0.5 million) and customer and partner relationships ($0.5 million) and are expected to be amortized over their estimated useful lives of 5 to 10 years. See Note 5 - Goodwill, Purchased Intangibles, and Software Development Costs for further details.

In addition, contingent compensation in the amount of $7.0 million will be paid upon the completion of certain milestones so long as these are completed on or before November 12, 2018.

4. Accounts Receivable Financing

The Company has a financing agreement with an unrelated third-party financing company (the “Financing Agreement”) whereby the Company offers distributors and resellers direct or indirect financing on their purchases of the Company’s products and services. In return, the Company agrees to pay the financing company a fee based on a pre-defined percentage of the transaction amount financed. In certain instances, these financing arrangements result in a transfer of our receivables, without recourse, to the financing company. If the transaction meets the applicable criteria under Accounting Standards Codification (“ASC”) 860 and is accounted for as a sale of financial assets, the related accounts receivable is excluded from the balance sheet upon the third-party financing company’s payment remittance to the Company. In certain legal jurisdictions, the arrangements that involve maintenance services or products bundled with maintenance at one price do not qualify as a sale of financial assets in accordance with the authoritative guidance. Accordingly, accounts receivable related to these arrangements are accounted for as a secured borrowing in accordance with ASC 860, and the Company records a liability for any cash received, while maintaining the associated accounts receivable balance until the distributor or reseller remits payment to the third-party financing company.

In the six months ended June 30, 2018 and 2017, total transactions entered pursuant to the terms of the Financing Agreement were approximately $105.9 million and $95.9 million, respectively, of which $57.1 million and $63.5 million, respectively, were related to the transfer of the financial assets arrangement. The financing of these receivables accelerated the collection of the Company’s cash and reduced its credit exposure. Included in “Trade receivables, net” in the Company’s Condensed Consolidated Balance Sheets as of June 30, 2018 and December 31, 2017 was approximately $31.6 million and $35.6 million, respectively due from the financing company, of which $19.3 million and $21.7 million, respectively, was related to the accounts receivable transferred. Fees incurred pursuant to the Financing Agreement were approximately $1.0 million for each of the six months ended June 30, 2018 and 2017. Those fees were recorded as a reduction to “Revenues” in the Company’s Condensed Consolidated Statements of Operations.

5. Goodwill, Purchased Intangibles, and Software Development Costs

The following table summarizes the changes in carrying amount of goodwill for the period presented (in thousands):

Balance at December 31, 2017	$502,809
Additions	4,175
Goodwill amortization	(28,216)
Foreign currency translation	(116)
Balance at June 30, 2018	$478,652

The following table sets forth details of the Company’s total purchased intangible assets and capitalized software development costs for products to be sold as of the following periods (in thousands):

	June 30, 2018			December 31, 2017
	Gross Value	Accumulated Amortization & Impairment	Net Value	Gross Value	Accumulated Amortization & Impairment	Net Value
Developed technology	$7,230	$(507)	$6,723	$—	$—	$—
Trade name	502	(36)	466
Customer and partner relationships	79,928	(79,549)	379	79,525	(79,525)	—
Finite-lived intangible assets	87,660	(80,092)	7,568	79,525	(79,525)	—
Indefinite-lived trade name	918	—	918	918	—	918
Total acquired intangible assets	$88,578	$(80,092)	$8,486	$80,443	$(79,525)	$918
Capitalized software development costs for products to be sold	$20,557	$(15,769)	$4,788	$18,849	$(13,849)	$5,000

Purchased intangibles include a purchased trade name intangible of $0.9 million with an indefinite life as the Company expects to generate cash flows related to this asset indefinitely.

The Company recorded amortization expense of $0.6 million and $4.0 million in operating expenses in the six months ended June 30, 2018 and 2017, respectively.

6. Balance Sheet Details

Trade receivables, net, consist of the following (in thousands):

	June 30,	December 31,
	2018	2017
Gross trade receivables	$178,029	$196,332
Returns and other reserves	(52,618)	(59,818)
Allowance for doubtful accounts	(3,310)	(1,892)
Total	$122,101	$134,622

Inventories consist of the following (in thousands):

	June 30,	December 31,
	2018	2017
Raw materials	$820	$1,421
Work in process	15	7
Finished goods	81,721	69,865
Total	$82,556	$71,293

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30,	December 31,
	2018	2017
Non-trade receivables	$5,290	$6,586
Prepaid expenses	22,698	20,835
Other current assets	2,801	2,262
Total	$30,789	$29,683

Property and equipment net, consist of the following (in thousands):

		June 30,	December 31,
	Estimated useful Life	2018	2017
Computer equipment and software	3 to 5 years	$263,995	$270,337
Equipment, furniture and fixtures	1 to 7 years	102,789	105,818
Tooling equipment	3 years	14,737	13,124
Leasehold improvements	3 to 13 years	50,709	52,911
Total gross property and equipment		432,230	442,190
Less: Accumulated depreciation and amortization		(377,237)	(380,485)
Total		$54,993	$61,705

Deferred revenue consists of the following (in thousands):

	June 30,	December 31,
	2018	2017
Short-term:
Service	$168,299	$163,036
License	9,846	9,502
Total	$178,145	$172,538
Long-term:
Service	74,570	75,645
License	7,702	7,155
Total	$82,272	$82,800

Other current accrued liabilities consist of the following (in thousands):

	June 30,	December 31,
	2018	2017
Accrued expenses	$13,728	$27,848
Accrued co-op expenses	1,638	1,798
Restructuring reserves	3,174	6,409
Warranty obligations	9,119	8,808
Proceeds from prepaid acquisition consideration	33,550
Litigation and other settlements	42,636
Other accrued liabilities	3,909	24,210
Total	$107,754	$69,073

Changes in the warranty obligations during the six months ended June 30, 2018 and 2017 are as follows (in thousands):

	Six Ended June 30,
	2018	2017
Balance at beginning of period	$8,808	$8,183
Accruals for warranties issued during the period	6,429	5,879
Charges against warranty reserve during the period	(6,118)	(5,919)
Balance at end of period	$9,119	$8,143

7. Restructuring Costs

In the six months ended June 30, 2018 and 2017, the Company recorded $1.4 million and $4.8 million, respectively, related to various restructuring actions that included contract termination costs associated with the consolidation and elimination of certain facilities and employee-related severance charges associated with the elimination or relocation of various positions. These actions are generally intended to streamline and focus the Company’s efforts and more properly align the Company’s cost structure with its projected future revenue streams.

The following table summarizes the activity of the Company’s restructuring reserves (in thousands):

	Severance/Other	Facilities	Other	Total
Balance at December 31, 2017	$1,048	$12,448	$—	$13,496
Additions to the reserve, net	2,238	(819)	—	1,419
Interest accretion	—	274	—	274
Non-cash adjustments	—	(389)	—	(389)
Cash payments	(2,365)	(2,940)	—	(5,305)
Balance at June 30, 2018	$921	$8,574	$—	$9,495

The reserves are recorded in “Other accrued liabilities” for the short-term portion and in “Other non-current liabilities” for the long-term portion in the Condensed Consolidated Balance Sheets.

As of June 30, 2018, the restructuring reserve was primarily comprised of facilities-related liabilities which will continue to incur charges over the life of the leases ranging from 2018 to 2023. At the time the reserve is initially set up, the Company calculates the fair value of its facilities-related liabilities based on the discounted future lease payments less sublease assumptions. To the extent that actual sublease income, the timing of subleasing the facility, or the associated cost of, or the recorded liability related to subleasing or terminating the Company’s lease obligations for these facilities is different than initial estimates, the Company adjusts its restructuring reserves in the period during which such information becomes known.

8. Debt

In September 2016, simultaneously with the Merger, the Parent entered into a new credit agreement (the “2016 Credit Agreement”) that provides for term loans in an aggregate principal amount of $925 million (the ‘2016 Term Loans”) consisting of a $750 million first lien term loan (“1st Lien Term Loan”) maturing on September 27, 2023 (“1st Lien Maturity Date”) and a $175 million second lien term loan (“2nd Lien Term Loan”) maturing on September 27, 2024 (“2nd Lien Maturity Date”) and a revolving credit facility of $50 million (the “Revolver") which terminates on September 27, 2021 (“Revolver Termination Date”). Immediately following the Merger, the Parent assigned all of its rights and obligations as the initial borrower to the Company. The 1st Lien Term Loan and the Revolver bore interest at the Company’s option, at either a base rate plus a spread of 5.00% to 5.50% or a LIBOR rate plus a spread of 6.00% to 6.50%, based on the 1st Lien Term Loan leverage ratio at the end of the previous period. The 1st Lien Term Loan is payable in quarterly installments of principal equal to approximately $4.7 million for the first eight quarters which began on the last business day of the quarter ended December 31, 2016, and increasing thereafter with the remaining outstanding principal amount being due and payable on the 1st Lien Maturity Date. The Company could prepay the 1st Lien Term Loan, in whole or in part, at any time without premium or penalty. Amounts repaid or prepaid could not be borrowed again.

On January 31, 2017, the 1st Lien Term Loan was amended to replace the existing debt of $710.3 million at the borrowing rate stated above with a replacement debt at a lower borrowing rate. The new interest rate, at the Company’s option, is either a base rate plus a spread of 3.75% to 4.25% or a LIBOR rate plus a spread of 4.75% to 5.25%, based on the 1st Lien Term Loan leverage ratio at the end of the previous period. All other terms and conditions of the 1st Lien Term Loan agreement remained the same as prior to the amendment. The Company paid a 1% re-finance premium and $0.7 million in other fees and expenses. The debt amendment was treated as modification of the existing debt and the re-finance premium and other fees and expenses were added to the pool of debt issuance costs being amortized over the term of the 1st Lien Term Loan.

The 2nd Lien Term Loan bears interest at the Company’s option, at a base rate plus a spread of 9.0% or a LIBOR rate plus a spread of 10.0%. The outstanding principal amount on the 2nd Lien Term Loan is due and payable on the 2nd Lien Maturity Date with no option to prepay. The 2016 Term Loans are secured by substantially all the assets of the Company and certain domestic subsidiaries of the Company that are guarantors under the 2016 Credit Agreement, subject to certain exceptions and limitations. As of June 30, 2018, the Company has collateralized secured letters of credit of $0.8 million using the Revolver. The Company also drew down $44.2 million against the revolver facility on June 8, 2018 which remained outstanding as of June 30, 2018.

The 2016 Credit Agreement contains customary affirmative and negative covenants, and financial covenants consisting of a Total Leverage ratio. The Company was in compliance with these covenants as of March 31, 2018 and through the date of the issuance of these Condensed Consolidated Financial Statements. The 2016 Credit Agreement also includes customary events of default, the occurrence of which could result in the acceleration of the obligations under the 2016 Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the 2016 Credit Agreement at a per annum rate equal to 2.0% above the applicable interest rate for any overdue principal and 2.0% above the rate applicable for base rate loans for any other overdue amounts.

At June 30, 2018, the interest rates on the 2016 Term Loans were 7.34% and 12.09% for the 1st Lien Term Loan and the 2nd Lien Term Loan, respectively and the accrued interest on the 2016 Term Loans was $1.5 million.

Current Portion of Long-Term Debt (in thousands):

	June 30,	December 31,
	2018	2017
Current portion of long-term debt	$77,013	$23,438
Less: Unamortized issuance costs associated with current portion of long-term debt	(11,420)	(11,702)
Total current portion of long-term debt	$65,593	$11,736

Long -Term Debt (in thousands):

		June 30,	December 31,
	Maturities	2018	2017
1st Lien Term Loan of $750 million	2023	600,388	590,563
2nd Lien Term Loan of $175 million	2024	175,000	175,000
Computer equipment leases	2021	311
Total gross long-term debt		$775,699	$765,563

Less Unamortized discount and issuance costs attributable to long-term debt		(52,445)	(58,973)

Less Current portion of long-term debt, net		(65,593)	(11,736)
Total long-term debt		$657,661	$694,854

The following table summarizes interest expense recognized related to the 2016 Term Loans for the periods presented (in thousands):

	Six months ending June 30,
	2018	2017
Contractual interest expense	$36,384	$33,077
Amortization of debt issuance costs	6,700	6,478
Total	$43,084	$39,555

As of June 30, 2018, future principal payments for long-term debt, including the current portion, are summarized as follows (in thousands):

Year Ending December 31,	Amount
2018	$14,063
2019	37,500
2020	42,188
2021	100,450
2022	56,250
Thereafter	524,937
Total	$775,388

9. Fair Value Measurements

In February 2017, the Company entered into long-term cross-current swap contracts which are measured at fair value based on quoted market prices, and where these are not available, on prices from external pricing services, solicited broker/dealer prices, or prices derived from alternative pricing models, utilizing discounted cash flows. Pricing models generally use inputs from market sources such as interest rate yield curves, currency exchange rates and option volatilities. These inputs have a significant effect on the reported fair values of assets and liabilities and related income and expenses.

During the quarter ended June 30, 2018, the Company settled and terminated its cross-currency swap contracts. At December 31, 2017, the estimated fair value of the cross-currency swap transactions totaled $55.9 million, respectively and were classified within Level 2 instruments. See Note 12 - Foreign Currency Derivatives for further details.

In addition, the Company has facilities-related liabilities related to restructuring which were calculated based on the discounted future lease payments less sublease assumptions. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820. See Note 6 - Restructuring Costs for further details.

The Company’s 2016 Term Loans under its 2016 Credit Agreements are classified within Level 2 instruments as the borrowings are not actively traded and have a variable interest rate structure based upon market rates currently available to the Company for debt with similar terms and maturities. The Company has elected not to record its 2016 Term Loans at fair value, but has measured it at fair value for disclosure purposes. At June 30, 2018 and December 31, 2017, the estimated fair value of the 2016 Term Loans, using observable market inputs, was approximately $778.9 million and $770.0 million, respectively.

10. Business Risks and Credit Concentration

The Company sells products and services which serve the communications equipment market globally. Substantially all of the Company’s revenues are derived from sales of its products and their related services. A substantial majority of the Company’s revenue is from value-added resellers, distributors and service providers. At June 30, 2018, two channel partners, Company A and Company B, accounted for 25% and 12%, respectively of the Company’s total revenues. At June 30, 2017, two channel partners, Company A and Company B, accounted for 27% and 12%, respectively, of the Company’s total revenues.

The Company subcontracts the manufacture of most of its products to a small group of vendors which are all third-party contract manufacturers. These vendor’s facilities are located in Thailand, Laos and China and should there be any disruption in services due to natural disaster, terrorist acts, quarantines or other disruptions associated with infectious diseases, or economic or political difficulties in any of these countries or in Asia or for any other reason, such disruption would harm its business and results of operations. While the Company has begun to develop secondary manufacturing sources for certain products, currently the manufacture and supply of a substantial portion of its products is essentially sole-sourced. Furthermore, any incapacitation of any of the Company’s or its subcontractors’ manufacturing sites, due to destruction, natural disaster or similar events could result in a loss of product inventory. As a result of any of the foregoing, the Company may not be able to meet demand for its products, which could negatively affect revenues in the quarter of the disruption or longer depending upon the magnitude of the event, and could harm its reputation.

The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses. The Company’s credit risk may increase with the expansion of Polycom’s product offerings as customers place larger orders for initial stocking orders and its growth in emerging markets. There can be no assurance that the Company’s credit loss experience will remain at or near historical levels. At June 30, 2018, Company A, B and C accounted for 20%, 19% and 11%, respectively, of total gross accounts receivable. At June 30, 2017, Company A and B accounted for 11% and 17%, respectively, of total gross accounts receivable.

The United States accounted for more than 10% of the Company’s revenues in the six months ended June 30, 2018 and 2017. Net revenues in the United States were $117.3 million and $116.8 million for the six months ended June 30, 2018 and 2017, respectively.

11. Commitments and Contingencies

Litigation

From time to time, the Company is involved in claims and legal proceedings that arise in the ordinary course of business. The Company expects that the number and significance of these matters will increase as its business expands. In particular, the Company faces an increasing number of patent and other intellectual property claims as the number of products and competitors in Polycom’s industry grows and the functionality of video, voice, data and web conferencing products overlap. Any claims or proceedings against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require the Company to enter into royalty or licensing agreements which, if required, may not be available on terms favorable to the Company or at all. If management believes that a loss arising from these matters is probable and can be reasonably estimated, the Company will record a reserve for the loss. As additional information becomes available, any potential liability related to these matters is assessed and the estimates revised. Based on currently available information, management does not believe that the ultimate outcomes of these unresolved matters, individually and in the aggregate, are likely to have a material adverse effect on the Company’s consolidated financial statements and disclosures. However, litigation is subject to inherent uncertainties, and the Company’s view of these matters may change in the future. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s consolidated financial statements and disclosures for the period in which the unfavorable outcome occurs or becomes probable, and potentially in future periods.

On September 27, 2016, as a result of the acquisition of the Company by Siris Capital, one shareholder demanded judicial appraisal of the fair value of its shares in the Company claiming they were worth more than the price attributable to them as a result of the acquisition. On March 27, 2018, the Company entered into a confidential settlement agreement with such shareholder and the matter was dismissed in April 2018 by the Delaware Chancery Court.  As of June 30, 2018, all of the unpaid shares (at the Merger purchase price of $12.50 per share) and related interest has been paid.

The U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) have concluded their investigations of the Company into possible violations of the U.S. Foreign Corrupt Practices Act.  The Company cooperated fully with these agencies regarding these matters.  In December 2018, the DOJ issued a declination to prosecute the matter.  The Company also agreed to settle the matter with the SEC and DOJ upon payment of $38.1 million comprised of $31.0 million for disgorgement, $1.8 million for prejudgment interest, and $3.8 million for civil money penalties.  This matter is now concluded.

Officer and Director Indemnifications

As permitted or required under Delaware law and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that mitigates the Company’s exposure and enables the Company to recover a portion of any future amounts paid.

Other Indemnifications

As is customary in the Company’s industry, as provided for in local law in the United States, and other jurisdictions, the Company’s standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of its products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of its products and services. In addition, from time to time, the Company also provides protection to customers against claims related to undiscovered liabilities, additional product liability or environmental obligations.

12. Foreign Currency Derivatives

Non-Designated Hedges

In February 2017, the Company entered into long-term cross-currency swap transactions intended to protect the value of the investment made by the Parent from fluctuations in the Euro over the duration of the investment. The swap transactions did not qualify for hedge accounting and are treated as economic hedges. The cross-currency swap transactions are marked-to-market at the end of each reporting period, with the gain or loss recognized in Interest and other income (expense), in the Condensed Consolidated Statements of Operation.

The following table shows the effect of the Company’s non-designated hedges in the Condensed Consolidated Statements of Operations (in thousands):

Derivatives Not Designated As Hedging Instruments	Location of Gain/(Loss) Recognized in Income from Derivatives	Amount of Gain/(Loss) Recognized in Income from Derivatives
		Six Months Ended June 30, 2018
Foreign Exchange Contracts	Interest and other income (expense), net	$(46,156)

		Six Months Ended June 31, 2017
Foreign Exchange Contracts	Interest and other income (expense), net	$(35,676)

At June 30, 2018 and 2017, the Company’s derivative instruments in the form of long-term cross currency swap contracts were measured at their gross fair value and recorded in Other non-current liabilities in the Condensed Consolidated Balance Sheets. The company had no derivative instruments at June 30, 2018. The fair value of derivative instruments at December 31, 2017 was $55.9 million.

Cash Flow Hedges

Prior to September 2016, the Company designated forward contracts as cash flow hedges of foreign currency revenues and expenses, primarily the Chinese Yuan, Euros and British Pounds. All foreign exchange contracts were carried at fair value on the Condensed Consolidated Balance Sheets and the maximum duration of foreign exchange forward contracts did not exceed 13 months. In September 2016, all outstanding cash flow hedges were canceled and the then effective gains and losses, which had been triggered and recorded as a component of “Accumulated other comprehensive (loss) income” were reclassified to revenues and operating expenses, depending upon the underlying exposure hedged, through the first quarter of fiscal 2017 when the underlying forecasted foreign currency transactions affected earnings.

The following tables show the effect of the Company’s derivative instruments designated as cash flow hedges in the Condensed Consolidated Statements of Operations for the following periods (in thousands):

	Gain or (Loss) Recognized in OCI-Effective Portion	Location of Gain or (Loss) Reclassified from OCI into Income-Effective Portion	Gain or (Loss) Reclassified from OCI into Income -Effective Portion	Location of Gain or (Loss) Recognized Ineffective Portion and Amount Excluded from Effectiveness Testing	Gain or (Loss) Recognized Ineffective Portion and Amount Excluded from Effectiveness Testing (a)
	Six Months Ended June 30, 2017
Foreign exchange contracts	$—	Product revenues	$(151)	Interest and other income (expense), net	$—
		Cost of revenues	(71)
		Sales and marketing	(163)
		Research and development	(13)
		General and administrative	(41)
	$—		$(439)		$—
(a) There were no gains or losses recognized in income due to ineffectiveness in the periods presented.

All values remaining in accumulated other comprehensive loss have been reclassified to income in the six months ended June 30, 2017.

There were no ineffective portions of gains or losses from cash flow hedges in the six months ended June 30, 2017.

See Note 9 for additional information on the fair value measurements for all financial assets and liabilities, including derivative liabilities that are measured at fair value in the Condensed Consolidated Financial Statements on a recurring basis.

Offsetting Derivative Assets and Liabilities

The Company had entered into master netting arrangements with each of its derivative counterparties. These arrangements afford the right to net derivative assets against liabilities with the same counterparty. Under certain default provisions, the Company had the right to set off any other amounts payable to the payee whether or not arising under this agreement. As a result of the netting provisions, the Company’s maximum amount of loss under derivative transactions due to credit risk was limited to the net amounts due from the counterparties under the derivative contracts. Although netting was permitted, it was the Company’s policy and practice to record all derivative assets and liabilities on a gross basis in the consolidated balance sheets.

As of June 30, 2018 the Company had settled and terminated its long-term cross currency swap contracts.

At December 31, 2017, the Company had long-term debt and interest payable outstanding with one of its derivative counterparties under the long-term cross currency swap contracts. The contracts were in a loss position, resulting in a long-term derivative liability as of those dates. If the contracts change to a gain position in future periods, the resulting long-term derivative asset could be offset against long-term debt and interest liabilities under certain default provisions.

The following table sets forth the derivatives which can be offset (in thousands):

				Gross Amounts Not Offset in the
				Condensed Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
As of December 31, 2017:
Foreign exchange contracts	$18,658	$—	$18,658	$(18,658)	$—	$—

13. Stockholders’ Equity

Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss, net of tax, by component (in thousands).

The tax effects were not shown separately, as the impacts were not material.

Foreign Currency Translation
Balance as of December 31, 2017	$(1,871)
Other comprehensive income (loss)	(844)
Balance as of June 30, 2018	$(2,715)

14. Employee Benefit Plans

Long Term Incentive Plan

In September 2016, the Company and its’ Board of Directors approved the Polycom, Inc. 2016 Long Term Incentive Plan (“2016 LTIP”). Under the 2016 LTIP, certain officers and key employees were granted incentive awards (“IRs”). The fair value of the awards is based on the valuation of Polycom, Inc.  The maximum number of IRs that may be granted under the 2016 LTIP is 59,343,479 awards, of which 49,731,250 and 35,250,000 were granted and outstanding as at June 30, 2018 and 2017, respectively. The grant date fair value of the outstanding awards was $13.7 million as of June 30, 2018. All awards granted contain performance-based vesting criteria that can only be achieved through certain events as defined in the 2016 LTIP, such as the sale of the company (“Liquidity Event”). Because of the performance criteria, compensation expense will only be recognized once the performance targets are considered probable of achievement through consummation of a Liquidity Event. As a result, no compensation expense was recorded during the six months ended June 30, 2018 and 2017. Compensation expense, related to the periods for which the requisite service has already been rendered and the applicable performance-based criteria has been achieved, will be recognized in the period in which it becomes probable the performance targets defined within the IR agreements will be achieved. The IR agreements would be classified as a liability upon the consummation of a sale of the company, which would require the Company to determine the fair value of the awards as of the date of sale for the purposes of recognizing share based compensation.  Although the Company and its Parent entered into a definitive agreement on March 28, 2018 to be acquired by Plantronics, until the purchase is complete, which is expected to be completed in the third quarter of fiscal 2018, the performance-based criteria has not been met and accordingly no compensation expense has been recognized.  Since the acquisition will be paid in cash and common shares of Plantronics, upon completion of the purchase, the fair value of the IRs on the sale date will be impacted by several factors including the cash on the sale date and Plantronics stock price on the settlement date of the IRs.   Accordingly, the sale date fair value may differ materially from the grant date fair value.

15. Income Taxes

The following table presents the income tax expense and the effective tax rates (in thousands):

	Six Months Ended June 30,
	2018	2017
Income tax expense/(benefit)	$(12,192)	$5,149
Effective tax rate	29.2%	13.5%

For the six months ended June 30, 2018, the Company recorded income tax benefit of $12.2 million. For the six months ended June 30, 2017, the Company recorded income tax expense of $5.1 million. The effective tax rate for the six months ended June 30, 2018 of 29.2% differs from the U.S. federal statutory rate of 21% primarily due non-deductible permanent adjustments, impacts associated with proportional earnings from the Company’s operations in foreign jurisdictions, U.S. taxation of Global Intangible Low-Taxed Income ("GILTI"), and revisions to the original SAB 118 estimates. The effective tax rate for the six months ended June 30, 2017 of 13.5% differs from the U.S. federal statutory rate of 35% primarily due to non-deductible goodwill and other permanent adjustments offset, in part, by impacts associated with proportional earnings from the Company’s operations in foreign jurisdictions.

The Company regularly assesses the ability to realize deferred tax assets recorded in all entities based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income. If the Company’s future business profits do not support the realization of deferred tax assets, a valuation allowance could be recorded in the foreseeable future. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

This Company is a U.S. based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions, and has entered into agreements with the local governments in certain foreign jurisdictions where the Company has significant operations to provide it with favorable tax rates in those jurisdictions if certain criteria are met.

On December 22, 2017, the United States enacted major tax reform legislation, Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act imposes a repatriation tax on accumulated earnings of foreign subsidiaries, implements a territorial tax system together with a current tax on certain foreign earnings and lowers the general corporate income tax rate to 21%. On December 22, 2017, the SEC staff issued SAB 118 that allows companies to record provisional estimated amounts during a measurement period not to extend beyond one year of the enactment date. The Company is currently analyzing the 2017 Tax Act, and in certain areas, has made reasonable estimates of the effects on the consolidated financial statements and tax disclosures, including the amount of the repatriation tax and changes to existing deferred tax balances.

The repatriation tax is based primarily on accumulated foreign earnings and profits that were previously deferred from U.S. income taxes. The Company recorded an estimated amount for the repatriation tax liability net of net operating losses and tax credits as of December 31, 2017.

The 2017 Tax Act includes provisions for GILTI, under which taxes on foreign income are imposed in excess of a deemed return on tangible assets of foreign corporations. In general, this income will effectively be taxed at a 10.5% tax rate. As noted above, the GILTI provisions cause a material increase to the Company’s effective tax rate for the six months ended June 30, 2018.

The Company's deferred tax assets and liabilities are being evaluated to determine if the deferred tax assets and liabilities should be recognized for the basis differences expected to reverse as a result of GILTI provisions that are effective for the company after the year ending December 31, 2017. Because of the complexity of the new GILTI tax rules, the Company is continuing to evaluate this provision of the Act and the application of the relevant U.S. GAAP provisions. Under U.S. GAAP, the company is allowed to make an accounting policy election of either (i) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the "period cost method"), or (ii) factoring such amounts into a company's measurement of its deferred taxes (the "deferred method"). Currently, the Company has not elected a method and will only do so after its completion of the analysis of the GILTI provisions. Its election method will depend, in part, on analyzing its global income to determine whether the company expects to have future U.S. inclusions in its taxable income related to GILTI and, if so, the impact that is expected.

16. Subsequent Events

Acquisition by Plantronics, Inc.

On July 2, 2018, Plantronics Inc. ("Plantronics") completed its acquisition of all the Company's issued and outstanding shares of capital stock of Polycom for approximately $2.2 billion in stock and cash. The Acquisition was consummated in accordance with the terms and conditions of the Stock Purchase Agreement (the “Purchase Agreement”), dated March 28, 2018, among Plantronics, Triangle Private Holdings II, LLC (“Triangle”), and the Company.

Settlement of SEC and DOJ investigations

The U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) have concluded their investigations of the Company into possible violations of the U.S. Foreign Corrupt Practices Act.  The Company cooperated fully with these agencies regarding these matters.  In December 2018, the DOJ issued a declination to prosecute the matter.  The Company also agreed to settle the matter with the SEC and DOJ upon payment of $38.1 million comprised of $31.0 million for disgorgement, $1.8 million for prejudgment interest, and $3.8 million for civil money penalties.  This matter is now concluded.